NEWS RELEASE

CONTACT: Jerry Sleve
Vice President - Administration
Phone: (607) 936-3758 ext. 223
Fax: (607) 962-2844
Date: August 11, 2009

FOR IMMEDIATE RELEASE

Corning Natural Gas' Rights Offering Successfully Completed

Corning, N.Y. (Tuesday, August 11, 2009) - Corning Natural Gas Corporation (CNIG.OB), a natural gas distribution company, announced that it had raised approximately $2.8 million in equity from the early exercise of warrants.

The Company will use the equity to further restructure debt and to invest in capital projects. "Corning Natural Gas is committed to continuing to invest in financially attractive growth projects as well as infrastructure rehabilitation," said Jerry Sleve, Vice President of Administration.

On July 1st, 2009, Corning offered to all its existing warrant holders the right to exercise their warrant certificates at a reduced exercise price of $15.00/share for the period from July 6th through August 5, 2009. The Company had 302,632 warrant certificates outstanding, resulting in a possible 211,842 shares of common stock that could be issued. A total of 265,362 warrants were exercised and 185,756 shares of common stock issued.

Mike German, President of Corning Natural Gas stated, "We are delighted with the results of the offering as it illustrates a high degree of confidence in the Company." Mr. German noted that the success of this equity offering will strengthen the balance sheet and allow the Company to implement its growth initiatives.

Mr. Sleve stated, "We thank all warrant holders who chose to exercise their warrants for their financial support and remind those warrant holders who chose not to exercise their warrants that they continue to be available at the original price of $19.00 per share until August 17, 2011 as stated in the original Rights Offering prospectus, dated July 17, 2007."

Corning Natural Gas Corporation, headquartered in Corning, NY, continues its one-hundred five year history as a New York State public utility providing natural gas service in the Finger Lakes region to nearly 15,000 residential, industrial and commercial customers. Learn more at www.corninggas.com

Safe Harbor Regarding Forward-Looking Statements

Some of the statements that we make in this press release, including statements about our confidence in the company's prospects and strategies are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. Some of these forward-looking statements can be identified by words like "believe," "expect," "will," "should," "intend," "plan," or similar terms; others can be determined by context. Statements contained in this release that are not historical facts are forward-looking statements. These statements are necessarily estimates reflecting our best judgment based upon current information, and involve a number of risks and uncertainties. Many factors could affect the accuracy of these forward-looking statements, causing our actual results to differ significantly from those anticipated in these statements. You should not place undue reliance on our forward-looking statements, which reflect our analysis only as of the date of this report. The risks and uncertainties listed above and in documents that we file with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q, and any current reports on Form 8-K, must be carefully considered by any investor or potential investor in Corning.

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